Exhibit 2.2

FIRST AMENDMENT TO THE

SIXTH AMENDED AND RESTATED OPERATING AGREEMENT

THIS FIRST AMENDMENT to the Sixth Amended and Restated Limited Liability Company Operating Agreement (this “Amendment”) is made effective as of October 6, 2021, by and between Mr. Mango LLC, a Delaware limited liability company (the “Company”) and the Members set forth on Exhibit A of the Agreement (as defined below). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Company and the Members entered into that certain Sixth Amended and Restated Limited Liability Company Operating Agreement, dated as of June 4, 2021, which is attached hereto as Exhibit A (the “Agreement”);

WHEREAS, in connection with the purchase of Series B Preferred Interests by Hiro Capital SCSp I (“Hiro”), Hiro desires to become a party to the Agreement, and the parties desire to amend the Agreement as set forth herein pursuant to Section 10.1 of the Agreement; and

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used and not otherwise defined in this Amendment have the respective meanings ascribed to them in the Agreement.

2.	Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Affiliate” means, when used with reference to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any trust established for the sole benefit of the Person or any spouse, child or grandchild of the Person and under which the Person is a trustee, and (iii) for the purposes of Section 6.1(i), any Person advised by the same investment adviser (or an Affiliate thereof) or managed by the same investment manager (or an Affiliate thereof), as applicable, as such Person; provided such Person is an alternative investment fund or collective investment undertaking.

3.	Section 1.56 of the Agreement is hereby amended by adding the following to the last sentence of Section 1.56:

“Series B Liquidation Preference” means, an amount equal to $2,086.58.

4.	Section 5.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Management. Except as otherwise expressly set forth herein, the management and control of the Company and its business shall initially be vested in the Board, who shall have all of the rights, powers and authority generally conferred under the Act or other applicable law, on behalf and in the name of the Company, to carry out any and all of the business and affairs of the Company and to perform all acts and enter into, perform, negotiate and execute any and all licenses, assignments, leases, documents, contracts and agreements on behalf of the Company that are necessary or desirable. The Board shall make major decisions for the Company and shall be able to carry out and execute any and all of the business and affairs of the Company and to perform all acts and enter into, perform, negotiate and execute any and all licenses, assignments, leases, documents, contracts and agreements on behalf of the Company that are necessary or desirable. The Board shall consist of six (6) managers (each a “Manager”), subject to Section 5.2.5.4. Each Skybound Member shall appoint one Manager to the Board (each, a “Skybound Manager”). The Skybound Members shall appoint one (1) additional Manager to the Board, who shall not be considered a Skybound Manager for purposes of this Agreement (the “Skybound Appointed Manager”). For so long as the Lead Series A Investor owns at least one-third of the Series A Preferred Interests that the Lead Series A Investor initially purchased in the Company (as equitably adjusted for any Interest dividends, splits, combinations, reorganizations, or similar transactions involving the Company’s outstanding equity), the Lead Series A Investor shall appoint one (1) Manager to the Board (the “Lead Series A Investor Manager”). If the Lead Series A Investor loses its right to appoint the Lead Series A Investor Manager, the Members by a majority vote shall have the right to appoint one (1) Manager, but such Manager will not have any of the rights specifically applicable to the Lead Series A Investor Manager. Notwithstanding anything to the contrary, the Lead Series A Investor’s right to appoint the Lead Series A Investor Manager is not transferable to any other Person, except a Permitted Transferee and as set forth in the previous sentence. The Lead Series B Investor shall have the right to appoint one (1) Manager to the Board (the “Lead Series B Investor Manager” and, together with the Lead Series A Investor Manager, the Skybound Managers and the Skybound Appointed Manager, the “Appointed Managers”). If the Lead Series B Investor does not invest at least 50% of its pro rata allocation in subsequent financing rounds, then the Company shall have the option to replace the Lead Series B Manager originally appointed by the Lead Series B Investor with the Lead Series B Investor’s consent, with such consent to not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary, the Lead Series B Investor’s right to appoint the Lead Series B Investor Manager is not transferable to any other Person, except a Permitted Transferee and as set forth in the previous sentence. Upon an IPO, the Lead Series B Investor shall automatically lose its right to designate the Lead Series B Investor Manager. The Lead Series B Investor Manager shall have the right to serve on each committee of the Board. Notwithstanding anything to the contrary in the foregoing, if, on or before January 28, 2022, Hiro Capital SCSp I (“Hiro”) purchases at least 3,834 Series B Preferred Interests in the aggregate pursuant to that certain Series B Preferred Membership Interest Purchase Agreement, dated June 4, 2021, by and among the Company and the purchasers set forth on Schedule I thereto, (as may be amended or supplemented from time to time, the “Purchase Agreement”), the size of the Board shall be automatically expanded to consist of seven (7) managers, and Hiro will automatically, with no further action by Hiro or any other Member or Manager, have the right (the “Hiro Board Right”) to appoint one (1) Manager to the Board (the “Hiro Manager”). If Hiro does not purchase at least 3,834 Series B Preferred Interests in the aggregate pursuant to that certain Purchase Agreement on or before January 28, 2022, then Hiro will not have any right to appoint a Manager to the Board. If Hiro does not invest at least 50% of its pro rata allocation in subsequent financing rounds, then the Company shall have the option to replace the Hiro Manager originally appointed by Hiro with Hiro’s consent, with such consent to not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in the foregoing, Hiro’s right to appoint the Hiro Manager is not transferable to any other Person other than an Affiliate in connection with a transfer of all or substantially all of Hiro’s Series B Preferred Interests. Upon an IPO, Hiro shall automatically lose its right to designate the Hiro Manager. The Hiro Manager shall have the right to serve on each committee of the Board. Notwithstanding anything to the contrary in this Agreement, any amendment or modification of this Section 5.2, specifically with respect to the Hiro Board Right only, shall require the written consent of Hiro. The Managers shall initially be Alpert, Kirkman, Goldman, Kevin D. Irwin, Jr. and Byung Joon Song, who shall manage, operate and run the Company, and shall have voting rights with respect to certain other matters as provided for in this Agreement and the Act. The Board will render such services as are reasonably required on an as needed basis in furtherance of the Company’s business for no additional consideration. Except as otherwise provided in this Agreement, a decision or action of the Board shall require an affirmative majority vote of the Managers or a written consent signed by the majority of the Managers.

5.	The first paragraph of Section 5.2.5 is hereby deleted in its entirety and replaced with the following:

Special Preferred Member Approval. Notwithstanding anything to the contrary herein, so long as at least 6,914 of the Preferred Interests that were issued as of the end date of the Series B Round remain outstanding (as equitably adjusted for any Interest dividends, splits, combinations, reorganizations, or similar transactions involving the Company’s outstanding equity), the Company shall not take any of the following acts (whether by merger, consolidation or otherwise) without the prior written approval of the holders of at least fifty-five percent (55%) of the outstanding Preferred Interests (voting together as a single class on an as-if-converted basis) (“Special Preferred Member Approval”).

6.	The first paragraph of Section 5.3 is hereby deleted in its entirety and replaced with the following:

Special Series B Preferred Member Approval. Notwithstanding anything to the contrary herein, so long as at least 3,194 of the Series B Preferred Interests issued during the Series B Round remain outstanding (as equitably adjusted for any Interest dividends, splits, combinations, reorganizations, or similar transactions involving the Company’s outstanding equity), the Company shall not take any of the following acts (whether by merger, consolidation or otherwise) without the prior written approval of the holders of a majority of the outstanding Series B Preferred Interests (“Special Series B Preferred Member Approval”).

7.	Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Transfer or Assignment of Member’s Interests. Notwithstanding anything to the contrary contained herein, no Member shall, directly or indirectly, transfer, assign, convey, sell, encumber or in any way alienate, voluntarily or involuntarily (each, a “Transfer”), all or any part of its Interests except if the Transfer is expressly permitted by this Article 6 and except in accordance with this Agreement and all applicable state and federal securities laws, and any attempted Transfer consummated in violation of this Article 6, any other applicable provision of this Agreement or applicable state and federal securities laws shall be void ab initio. Subject to the foregoing, after the consummation of any Transfer of any Interests, the Interests so transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfer shall be required to comply with all of the terms and provisions of this Agreement. In accordance with this Agreement, a Member may consummate the following types of Transfers: (i) Transfers to any Permitted Transferee; provided that at the time of any Transfer to such Permitted Transferee, the transferor Member and such Permitted Transferee irrevocably agree for the benefit of the other parties to this Agreement to re-Transfer the subject Interests back to such transferor Member prior to such Permitted Transferee ceasing to be an Affiliate of such transferor Member; (ii) Transfers with the consent of the Board; provided that the transferring Member also complies with Section 6.2, Section 6.5 and Section 6.7 (as applicable); (iii) Transfers pursuant to Section 6.3; and/or (iv) Transfers pursuant to Section 6.6; provided that, in each case, except for Transfers pursuant to Section 6.6, no Member may Transfer all or any part of such Member’s Interests to a competitor. No Affiliate of a Skybound Member will be deemed a competitor of the Company. No Affiliate of Hiro will be deemed a competitor of the Company. Notwithstanding anything to the contrary contained herein, a Lead Series A Investor Change of Control or a Lead Series B Investor Change of Control shall not constitute a Transfer.

8.	Section 8.3 of the Agreement is hereby amended by adding the following sentence at the end of Section 8.3.5:

For the avoidance of doubt, this Section 8.3 is intended to reflect a distribution of liquidation proceeds that follows a participating preferred structure capped at two times the Series A Liquidation Preference or Series B Liquidation Preference, as applicable.

9.	Article 10 of the Agreement is hereby amended by adding the following as Section 10.27:

Compliance with CFIUS. Notwithstanding anything to the contrary contained in this Agreement, the Company shall take such action as it reasonably determines to be necessary or advisable to comply with the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) or CFIUS laws, rules, regulations, directives or special measures, including the actions contemplated by this Agreement.

10.	Section 10.18 of the Agreement is hereby deleted in its entirety and replaced with the following:

Corporation Intended Solely for Tax Purposes. The Members have formed the Company as a Delaware limited liability company under the Act, and do not intend to form a general or limited partnership under Delaware or any other state law. Furthermore, as of the Effective Date, the Members do not intend for the Company to be classified and treated as a partnership for federal and state income taxation purposes and instead intend for the Company to be classified and treated as a corporation for federal and state income taxation purposes. The Company (and any successor thereto) (a) shall not be liquidated or merged in a transaction in which owners of equity of the Company (or any successor thereto) receive equity in an entity that is not a corporation and (b) shall take no action that would cause the Company to be taxed, for U.S. federal income tax purposes, as anything other than a C corporation, in each case without the prior written consent of Hiro. Each Member and each holder of an Economic Interest agrees to act consistently with the foregoing provisions of this Section 10.18 for all purposes, including, without limitation, for purposes of reporting the transactions contemplated herein to the Internal Revenue Service and all state and local taxing authorities.

11.	Except as expressly set forth in this Amendment, the Agreement remains in full force and effect with no further modifications. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

12.	This Amendment shall form a part of the Agreement for all purposes, and each party hereto shall be bound hereby. From and after the execution of this Amendment by the parties, any reference to the Agreement shall be deemed a reference to the Agreement and this Amendment.

13.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery by a party hereto of a facsimile or other electronic transmission of this Amendment executed by such party shall constitute delivery by such party of an original hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company and the undersigned has caused this Amendment to be executed on the date first written above by its duly authorized Representative.

MR. MANGO LLC

DS
KC

By: DocuSigned by: ______________________
0E8B62E0FE2E48A...
Name: David Alpert
Title: CEO and Secretary

KNOLLWOOD INVESTMENT FUND LLC

By: DocuSigned by: ______________________
C3F8D2F47966480...
Name: Kevin D. Irwin, Jr.
Title: President of Managing Member

HIRO CAPITAL I SCSP

Hiro Capital I GP S.à r.l. in its capacity as general partner of Hiro Capital I SCSp

By: DocuSigned by: ______________________
5134CBFACB3D4D7...
Name: Luke Alvarez
Title: Manager

By: DocuSigned by: Rinaldi ______________________
61A21CBAFC364D8...
Name: Pierfrancesco Rinaldi
Title: Manager

COM2US CORPORATION

By: ______________________
Name: Jae Jun Song
Title: Chief Executive Officer

[*Signature Page to Amendment to the Sixth A&R Operating Agreement*]

EXHIBIT A

Sixth Amended and Restated Operating Agreement

See Attached.